SCHEDULE A

Transactions in the Shares of the Issuer During the Past Sixty (60) Days

The following table sets forth all transactions in the Shares effected during the past sixty (60) days by the Reporting Person. Except as noted below, all such transactions were effected in the open market through brokers and the price per share includes commissions. Where a price range is provided in the column Price Range ($), the price reported in that row’s Price Per Share ($) column is a weighted average price. These Shares were purchased/sold in multiple transactions at prices between the price ranges indicated in the Price Range ($) column. The Reporting Person will undertake to provide to the staff of the SEC, upon request, full information regarding the number of Shares purchased/sold at each separate price.

JANA

Trade Date	Shares Purchased (Sold)	Price Per Share ($)	Price Range ($)
3/25/2025	45,000	29.42
3/26/2025	53,416	29.44
3/27/2025	65,800	29.11
3/28/2025	30,000	28.05
3/31/2025	44,377	26.41	26.38 – 26.53
4/1/2025	58,354	26.64
4/2/2025	122,430	26.87	26.49 – 27.45
4/3/2025	40,000	26.00	25.95 – 26.05
4/4/2025	91,365	24.39	24.37 – 24.52
4/7/2025	11,867	22.26
4/7/2025	45,768	23.23	23.12 – 23.35
4/8/2025	374,000	23.58	23.56 – 24.19
4/9/2025	50,000	24.71
4/10/2025	40,000	23.05	23.00 – 23.19